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10.53   Independent Contractor Agreement dated as of December 1, 2006 between the Registrant and Trimark Associates Inc.

                     INDEPENDENT CONTRACTOR AGREEMENT

This Agreement is entered into as of December 1, 2006 (the "Effective Date"), by and between Trimark Associates Inc. ("Company") a California corporation, and Conectisys Corp., a California corporation with principal business offices in 89 Valencia, CA 91355. ("Conectisys") (Collectively the "Parties").

1. Term of Agreement. This Agreement will become effective on the date stated above, and will continue in effect until the Services provided for in this Agreement have been fully performed or until this Agreement is terminated as provided below (the "Term").

2. Services of Independent Contractor. Independent Contractor agrees to provide, at its own expense, employees or subcontractors ("Consultants") to perform the services described in individual Task Orders, which shall be attached as Exhibits to this Agreement, as further defined by Company from time-to-time during the Term of this Agreement (the "Services"). Independent Contractor represents that it has Consultants with the qualifications and skills necessary to perform the Services, and that all Services will be performed in a competent, professional manner, in accordance with the standards of care, skill and diligence observed by similar professionals performing such services. Independent Contractor further agrees to assign Consultants that match the requirements set by Company, and Independent Contractor will honor all reasonable requests by Company to remove and replace any Consultant upon request by the Company. Independent Contractor has discretion for the manner in which the work under this Agreement will be performed, subject to Company's acceptance of the work performed. Independent Contractor will determine the method, details, and means of performing the Services, and will furnish all materials, equipment and supervisory services necessary to perform the Services. Independent Contractor represents and warrants that all Services will be performed in accordance with all applicable laws. Independent Contractor will work with Company to schedule Consultant's holidays and discretionary time off at least four weeks in advance. If the Consultant becomes unavailable because of death, ill health, or injury, Independent Contractor will replace the Consultant within a reasonable time.

3. Compensation and Reimbursement of Expenses. The Company shall pay Independent Contractor for the Services performed pursuant to the terms set forth in Task Orders to this Agreement. Company will reimburse Independent Contractor for all Consultants' reasonable out-of-pocket expenses supported by adequate documentation for costs of travel (airfare, cab fare, auto rental or local mileage) and accommodations incurred as a result of, and in the course of, performing Services for the Company ("Expenses"). Consultant shall request and obtain prior written approval of the Company for any lodging Expense exceeding $125 per night (rack rate, taxes excluded) and any air travel. Independent Contractor shall invoice Company on a monthly basis and shall provide receipts for any expenses above $25 for all Expenses to be reimbursed. Independent Contractor agrees to submit such invoices and receipts within sixty (60) days after the Services were performed and/or the Expenses were incurred. Independent Contractor further agrees that the Company will not have any liability whatsoever for any Services performed or Expenses incurred if Independent Contractor fails to submit an invoice and/or receipt to the Company within the sixty (60) day period. Company shall invoice the client for reimbursement of such Expenses in its next monthly invoice. Company shall pay Independent Contractor for such Expenses within ten (10) days after Company receives reimbursement for such Expenses from the client.

4. Relationship of the Parties. Independent Contractor is entering into this Agreement as, and shall continue to be, an independent contractor. Under no circumstances shall Independent Contractor or any Consultant become an employee, partner, agent or principal of the Company while this Agreement is in effect. Subject to the terms and conditions of Sections 7 and 11 of this Agreement, Independent Contractor and each Consultant may represent, perform services for, and contract with as many additional clients, persons or companies as Independent Contractor sees fit. Independent Contractor understands and agrees that Consultants are not entitled to the rights or benefits afforded to the Company's employees, including disability or unemployment insurance, worker's compensation, medical insurance, sick leave, or any other employment benefit. Independent Contractor is responsible for providing, at its own expense, disability, worker's compensation, unemployment and other insurance, as well as all licenses and permits usual or necessary for Independent Contractor and its Consultants to perform the Services. Independent Contractor shall provide orientation to its Consultants explaining the relationship of the parties as agreed to herein.

5. Company's Cooperation. Company agrees to comply with all reasonable requests for, and to provide access to, all documents and information reasonably necessary to the performance of Independent Contractor's duties under this Agreement.

6. Independent Contractor's Tax Obligations. Independent Contractor is responsible for paying when due all income taxes, including estimated taxes, incurred as a result of the compensation paid by Company to Independent Contractor. On request, Independent Contractor will provide the Company with written records demonstrating that Independent Contractor has fulfilled all of its legal obligations, including timely payment of all taxes and estimated taxes for each Consultant employed by Independent Contractor. Independent Contractor agrees to indemnify the Company for any claims, costs, losses, fees, penalties, interest, or damages suffered by the Company resulting from the Independent Contractor's failure to comply with this provision and for all claims by any Consultant against Company.

7.      Confidentiality and Nondisclosure of Company Information.

(a) Confidential Information. As used in this Agreement, Confidential Information means all information and materials of Company (or any information or materials provided in confidence by a third party) disclosed, directly or indirectly, either orally or in writing, to Independent Contractor or Consultant, including all business and marketing plans, financial data, compensation information, pricing and cost information, client and prospective client lists and client and prospective client-related information, product and software development information, systems integration and technical information, know-how, programming, models, strategies, analyses, databases, methods, techniques and processes. Without limiting the generality of the foregoing, Confidential Information includes all computer software, source code, object code, software specifications, user interfaces, graphic displays, operating manuals, and databases; information and materials relating to computer software, features or enhancements now existing or under development or consideration; and confidential customer, financial and business information. Independent Contractor acknowledges that information need not be labeled as "confidential" to qualify as Confidential Information.

(b) Exclusion. Confidential Information does not include information that Independent Contractor can demonstrate: (a) is now or hereafter becomes, through no act or failure to act on the part of Independent Contractor or Consultant, generally known to the public; (b) was known by Independent Contractor or Consultant prior to receiving such information or materials from Company; or (c) is independently developed by Independent Contractor or Consultant without using, incorporating, referencing, recreating or relying upon any of the Confidential Information.

(c) Nondisclosure and Nonuse. Independent Contractor acknowledges that, while performing Services for the Company, Independent Contractor and Consultant will have access to and be provided with Confidential Information. Independent Contractor and Consultant will at all times during and after the term of this Agreement hold in strict confidence and not directly or indirectly disclose or use, or assist or facilitate any other person to disclose or use, any Confidential Information. Notwithstanding the foregoing, Independent Contractor understands that Independent Contractor and Consultant may use Confidential Information only to the extent necessary to perform the Services set forth in the Task Orders to this Agreement. If at any time Independent Contractor or Consultant becomes aware of any possibility that Confidential Information is at risk of being publicly disclosed, Independent Contractor will immediately give written Notice to the Company so that reasonable efforts can be made to maintain the secrecy of the Confidential Information. Independent Contractor will require each Consultant to sign the Confidentiality and Non-Disclosure Agreement attached hereto as Exhibit B prior to disclosing any Confidential Information to Consultant.

8. Inventions and Original Works. Unless otherwise specified in a Task Order, Independent Contractor and Company agrees that all right, title, and interest in and to any and all software, original works of authorship, developments, concepts, improvements, designs, discoveries, inventions, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws (collectively referred to as "Inventions"), which exist prior to this Agreement remain the property of the Independent Contractor. Independent Contractor agrees that any Inventions which have originated by the Independent Contractor for purposes of fulfilling this Agreement, which Independent Contractor or Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the term of this Agreement shall be and are hereby mutually assigned to the Company, or its designee, and Independent Contractor except for any Inventions which: (1) Independent Contractor or Consultant developed entirely on its own time without using the Company's equipment, supplies, facilities, or Confidential Information; (2) are unrelated to the Company's business; and (3) do not result from any work the Independent Contractor or Consultant performed for the Company. Independent Contractor further agrees to assist Company, at Company's expense, to execute all documents and take all actions to vest title in Company and to effect the assignment upon request and to obtain patents or copyrights for any Inventions, including but not limited to: (1) providing, if requested, all data, plans, specifications, descriptions, documentation, and other information; (2) requiring its Consultants to execute, if requested, all applications, oaths, assignments and all other instruments and papers which Company shall deem necessary; and (3) assisting Company in completing any applications or registrations relating to such Inventions. Independent Contractor acknowledges and agrees that the decision whether or not to commercialize or market any Invention is within the Company's sole discretion and that no royalty or other compensation of any kind will be due to Independent Contractor or Consultant as a result of the Company's efforts to commercialize or market any such Invention. Nothing contained in this Agreement shall be construed to apply to Independent Contractor's Inventions that existed prior to the Effective Date of this Agreement, and all such Inventions remain the property of Independent Contractor. If Independent Contractor performs services or delivers work product to Company that includes material not assigned to Company pursuant to this Section, Independent Contractor grants Company a fully-paid, perpetual, non-exclusive, unlimited license to modify, copy and use all such material.

9. Returning Company Documents and Computer Files. Upon termination of this Agreement, and upon request of Company, Independent Contractor agrees to deliver to the Company (and not keep in Independent Contractor's or Consultant's possession, recreate, copy or deliver to anyone else) any and all computer files, software, e-mail messages, notes, memoranda, reports, records, data, spreadsheets, presentations, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, equipment, devices, and any other materials, documents or property, including any reproductions of all such items, belonging to, obtained by or prepared by Independent Contractor or its Consultants during the term of this Agreement or otherwise belonging to the Company, its successors or assigns.

10. Non-Solicitation of Company Employees. During the term of this Agreement and for a period of one year after the termination of this Agreement for any reason, Company and Independent Contractor agree that neither Company, Independent Contractor nor any Consultant will solicit, induce, recruit or encourage directly or indirectly (nor will Company, Independent Contractor or Consultant direct, encourage or assist anyone else to solicit, induce, recruit or encourage) any of the employees of the Company or Independent Contractor to terminate their employment with Company or Independent Contractor or to work elsewhere without prior written consent from the Company or the Independent Contractor.

11. Non-Interference with Company's Prospective Business Relationships. Independent Contractor and Consultant understand that performing Services pursuant to this Agreement may require Independent Contractor or Consultant to contact directly or otherwise establish business relationships with individuals and entities that are customers, vendors, business partners or clients of the Company, and that Independent Contractor or Consultant may become aware of the identity of such persons and of the Company's Confidential Information related to such persons. Independent Contractor and Consultant understand that the Company has made efforts to maintain the secrecy and confidentiality of such Confidential Information, which includes among other things, proprietary and confidential technical, marketing, sales and other business information about the Company's customers, vendors, business partners and clients. Independent Contractor and Consultant understand and agree that such Confidential Information provides the Company with a competitive advantage in establishing and maintaining existing and prospective business relationships and that disclosure or use of such Confidential Information would unfairly impair or interfere with the Company's ability to conduct its business profitably and would result in irreparable harm to the Company. Independent Contractor and Consultant agree that during the term of this Agreement and for a period of one year immediately following the termination of the Agreement for any reason, neither Independent Contractor nor Consultant will directly or indirectly solicit or divert, or attempt to solicit or divert, from the Company, any customers, vendors, business partners or clients, nor will Independent Contractor or Consultant directly or indirectly interfere with or assist any other person in interfering with the existing or prospective contracts, arrangements, or business relationships of the Company with its customers, vendors, business partners and clients.

12. Insurance. Independent Contractor shall maintain the following minimum insurance coverage during the term of this Agreement:

(a) Worker's Compensation. Independent Contractor agrees to provide worker's compensation insurance for its employees, subcontractors and agents, and agrees to hold harmless and indemnify the Company for any and all claims arising out of any injury, disability, or death of any of Independent Contractor's employees, subcontractors or agents.

(b) Liability Insurance. Independent Contractor agrees to maintain an Employer's Liability Policy of insurance in the minimum amount of $1,000,000, a Commercial General Liability Policy of $1,000,000 and an Automobile Liability Policy of $1,000,000.

13. Indemnity. Independent Contractor agrees to indemnify, defend, and hold Company free and harmless from all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, attorneys' fees, and costs, that Company may incur or suffer as a result of or related to Independent Contractor or its Consultant's willful misconduct, negligence, breach or failure to perform any of the representations, warranties or obligations contained in this Agreement by Independent Contractor or Consultant.

14. Assignment. Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Independent Contractor or Company without the prior written consent of the other Party.

15.     Termination of Agreement.

(a) Expiration of Agreement. Unless otherwise terminated as provided in this Agreement, this Agreement will continue in effect until the Services described in the Task Orders to this Agreement have been fully and completely performed and shall then terminate unless renewed in writing by both parties.

(b) Termination on Notice. Notwithstanding any other provision of this Agreement, either Party may terminate this Agreement at any time and for any reason or for no reason by giving fifteen (15) days' written Notice to the other Party.

16.     General Provisions.

(a) Notices. All notices, requests, demands and other communications hereunder ("Notices") must be in writing and shall be deemed to have been fully given and received when delivered personally, when transmitted by facsimile, one business day after being deposited for next-day delivery with a nationally recognized overnight delivery service, or three days after being mailed by first class mail, charges and postage prepaid, to the Party to receive such Notice at such Party's address set forth below or any other address that such Party may specify by Notice to the other Party.

(b) Severability. The invalidity or unenforceability of any provision, word, phrase, clause, sentence, paragraph or section hereof shall in no way affect the validity or enforceability of any other provision, word, phrase, clause, sentence, paragraph or section hereof, and any such invalid or unenforceable provision that is overbroad in scope, duration or coverage, shall be deemed narrowed to the broadest term permitted by applicable law and shall be enforced as narrowed. If one or more of the provisions in this Agreement is deemed invalid or unenforceable, then the remaining provisions will continue in full force and effect.

(c) Governing Law and Forum Selection. This Agreement shall be construed and interpreted according to the laws of the State of California not including, however, rules relating to choice or conflicts of law. Any dispute arising out of or relating in any way to the subject matter of this Agreement shall solely be venued in Sacramento, California, and the parties hereby irrevocably submit to the jurisdiction and venue of a court in Sacramento, California having subject matter jurisdiction.

(d) Attorneys' Fees. If any dispute between or among either of the Parties hereto or any of their respective affiliates should result in litigation, the prevailing Party or Parties in such dispute shall be entitled to recover from the other Party or Parties all reasonable fees, costs and expenses of enforcing any right of the prevailing Party or Parties, including, without limitation, reasonable attorneys' fees and expenses, all of which shall be deemed to have accrued on the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain specific provision for the recovery of attorneys' fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate allowed by law. For the purposes of this Section 16, (a) attorneys' fees shall include, without limitation, fees incurred in post-award or post-judgment motions, contempt proceedings, garnishment, levy, and debtor and third Party examinations, discovery, and bankruptcy litigation, and (b) prevailing Party shall mean the Party that is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

(e) Successors. This Agreement shall inure to the benefit of and bind the Company and the Independent Contractor, and their respective successors, assigns, legatees, devisees and personal representatives.

(f) Entire Agreement. This Agreement contains the entire agreement of the Company and the Independent Contractor with respect to the subject matter contained herein and supersedes all prior negotiations, correspondence, understandings and agreements between them with respect to the subject matter hereof, including any other Confidentiality Agreements, Independent Contractor Agreements or similar agreements that may have previously been executed by the parties.

(g) Survival. All agreements, representations, warranties and acknowledgments contained in Sections 6, 7, 8, 9, 10, 11 and 13 shall survive any termination of this Agreement.

(h) Written Modifications. This Agreement may only be amended with the written consent of the parties, and no oral waiver or amendment shall be effective under any circumstances whatsoever.

THE DULY AUTHORIZED REPRESENTATIVES OF THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE CAREFULLY READ AND UNDERSTAND ALL OF THE FOREGOING AND HAVE EXECUTED THIS AGREEMENT EFFECTIVE AS OF THE DATE FIRST WRITTEN ABOVE.

CONECTISYS CORPORATION
24307 Magic Mountain Pkwy, Suite #41
Valencia, CA 91355


By: /S/ ROBERT SPIGNO                   January 17, 2007
   --------------------------------
   Robert Spigno / Chairman and CEO


Trimark Associates Inc.
193 Blue Ravine Road #120
Folsom, CA 95630

By: /S/ MARK MOSLEY
   --------------------------------     January 17, 2007
   Mark Morosky / President